Exhibit 10.32

LINCOLN ELECTRIC HOLDINGS, INC.
2015 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Restricted Stock Unit Agreement

WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2015 Stock Plan for Non-Employee Directors, as amended by the First Amendment thereto, and as may be further amended from time to time (the “Plan”), pursuant to which the Company may award Restricted Stock Units (“RSUs”) to non-employee Directors of the Company;
WHEREAS, «Name» (the “Grantee”) is a non-employee Director of the Company;
WHEREAS, the Grantee was awarded RSUs under the Plan by the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on [grant date] (the “Date of Grant”), and the execution of the award agreement substantially in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.
NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of «number» RSUs.

1.
Definitions. Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan. Certain terms used herein with initial capital letters will have the meanings set forth on Exhibit A hereto.

2.
Issuance of RSUs. The RSUs covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. Each RSU constitutes the right of the Grantee to receive one Common Share (and dividend equivalents with respect thereto) (or to have one Common Share (and dividend equivalents with respect thereto) credited to Grantee’s account under the Deferred Compensation Plan, if elected) upon the Grantee’s Distribution Date. The Grantee shall not have the rights of a shareholder with respect to such RSUs, except as provided in Section 9, provided that such RSUs, together with any additional RSUs that the Grantee may become entitled to receive by virtue of a share dividend, a merger or a reorganization in which Lincoln Electric Holdings, Inc. is the surviving corporation or any other change in the capital structure of Lincoln Electric Holdings, Inc., shall be subject to the restrictions hereinafter set forth.

3.	Restrictions on Transfer of RSUs. Subject to Section 14 of the Plan, the RSUs subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee’s rights with respect to such RSUs may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such RSUs or the underlying Common Shares or dividend equivalents. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the RSUs subject to this Agreement.

4.
Vesting of RSUs. Subject to the terms and conditions of Sections 5 and 6 hereof, all of the RSUs covered by this Agreement shall vest immediately after one full year from the Date of Grant (on [vesting date]) if the Grantee shall have served continuously as a Director for that entire period.

5.
Effect of Change in Control. In the event a Change in Control occurs after the Date of Grant but before the RSUs covered by the Agreement vest pursuant to Section 4 or 6 of this Agreement, the vesting provisions set forth in this Section 5 shall apply in addition to those set forth in Sections 4 and 6 of this Agreement:

(a)
If (i) a Replacement Award is not provided to the Grantee to replace, adjust or continue the award of RSUs covered by this Agreement (the “Replaced Award”), (ii) the Grantee serves as an Eligible Director of the Company throughout the period beginning on the Date of Grant and ending on the date of the Change in Control, and (iii) such Change in Control is a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5), the RSUs covered by this Agreement will vest in full immediately prior to the Change in Control.

(b)	If a Replacement Award is provided, references to RSUs in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

6.	Effect of Death or Disability; Forfeiture.

(a)
If the Grantee’s service as a Director of the Company should terminate because of the Grantee's death prior to the vesting otherwise provided for in Section 4 or 5 hereof, the RSUs subject to this Agreement shall immediately vest in full.

(b)
If (i) the Grantee shall suffer a Disability prior to the vesting otherwise provided for in Section 4 or 5 hereof and (ii) such Disability is a disability as defined in Treasury Regulation § 1.409A-3(i)(4), the RSUs subject to this Agreement shall immediately vest in full.

(c)
All RSUs that remain unvested upon the termination of the Grantee’s service as a Director of the Company (other than a termination by reason of the Grantee’s death) shall be forfeited upon such termination of service.

7.
Time of Payment of RSUs.    Payment of the RSUs shall be made within 60 days of the date on which such RSUs become vested and in all events within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).

8.
Deferral of RSUs. The Grantee may elect to defer receipt of the Common Shares underlying the RSUs subject to this Agreement (and dividend equivalents with respect thereto) beyond the Distribution Date, pursuant to and in accordance with the terms of the Deferred Compensation Plan.

9.	Dividend Equivalents and Other Rights.

(a)
Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the RSUs covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the RSUs covered by this Agreement.

(b)
The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares underlying the RSUs on a deferred basis and contingent on vesting of the RSUs. Dividend equivalents on the RSUs covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of cash (or credited to the Grantee’s account under the Deferred Compensation Plan, if elected), to the extent such dividend equivalents are attributable to RSUs that have become vested as of or prior to the Distribution Date. No interest shall be payable with respect to any such dividend equivalents.

(c)
Under no circumstances will the Company distribute or credit dividend equivalents with respect to the Common Shares underlying the RSUs as described in Section 9(b) until the Grantee’s Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the RSUs until the Grantee receives such Common Shares on or after the Distribution Date.

(d)
Notwithstanding anything to the contrary in this Section 9, to the extent that any of the RSUs become vested pursuant to this Agreement and the Grantee elects pursuant to Section 8 to defer receipt of the Common Shares underlying the RSUs (and dividend equivalents with respect thereto) beyond the Distribution Date in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after the Distribution Date.

10.	No Right to Continued Service. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of service as a Director of the Company.

11.
Agreement Subject to the Plan. The RSUs evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to Section 10 of the Plan and Section 15 of this Agreement, no such amendment shall adversely affect the rights of the Grantee with respect to the RSUs without the Grantee’s consent.

13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

14.
Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.

15.
RSUs Subject to the Company’s Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, (a) the RSUs covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy (or similar clawback policy), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded (the “Compensation Recovery Policy”), and (b) the Grantee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

16.
Code Section 409A. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation section shall be deemed to include any similar or successor provisions thereto.

17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Grantee hereby acknowledges receipt of this Agreement and accepts the RSUs evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that he or she understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed this Agreement.

Date:

THIS AGREEMENT is executed in the name and on behalf of the Company as of this ___ day of ________, ______.

LINCOLN ELECTRIC HOLDINGS, INC.

Name: Title:

EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Deferred Compensation Plan” means the Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan, in effect from time to time.

2.
“Distribution Date” means the date on which the Common Shares represented by vested RSUs shall be distributed to the Grantee as specified in Section 7 (or would have been so distributed absent an election under the Deferred Compensation Plan);

3.
“Incumbent Directors”: For purposes of applying the definition of Change in Control in the Plan, “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

4.
“Replacement Award” means an award: (a) of the same type (e.g., time-based restricted stock units) as the Replaced Award; (b) that has a value at least equal to the value of the Replaced Award; (c) that relates to publicly traded equity securities of the Company or another entity that is affiliated with the Company following the Change in Control; (d) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (e) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Exhibit A, Section 4 are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.